                                                                    EXHIBIT 9.1




                            W-H ENERGY SERVICES, INC.

                              AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT

                           Dated as of March 26, 1999

                               TABLE OF CONTENTS


                                ----------------

                                                                                        PAGE
                                    ARTICLE I
                               CERTAIN DEFINITIONS

SECTION 1.01. Certain Definitions ...................................................      2

                                    ARTICLE 2
                                   MANAGEMENT

SECTION 2.01. Conduct of Business ...................................................      8
SECTION 2.02. Registration of Common Stock ..........................................      8
SECTION 2.03. No Conflict with Agreement ............................................      8

                                    ARTICLE 3
                              CORPORATE GOVERNANCE

SECTION 3.01. Board of Directors ....................................................      8
SECTION 3.02. Vacancies .............................................................      9
SECTION 3.03. Covenant to Vote ......................................................     10
SECTION 3.04. Significant Actions ...................................................     10

                                    ARTICLE 4
                               TRANSFERS OF STOCK

SECTION 4.01. Restrictions on Transfer...............................................     10
SECTION 4.02. Exceptions to Restrictions ............................................     11
SECTION 4.03. Endorsement of Certificates ...........................................     12
SECTION 4.04. Improper Transfer......................................................     13
SECTION 4.05. Prohibition on Transfers to Competitors................................     13

                                    ARTICLE 5
            RIGHTS OF FIRST OFFER; RIGHT TO JOIN IN SALE; TAKE ALONG

SECTION 5.01. Transfers by a Stockholder ............................................     14
SECTION 5.02. Transfer of Offered Shares to Third Parties ...........................     16
SECTION 5.03. Purchase of Offered Shares.............................................     16
SECTION 5.04. Waiting Period with Respect to Subsequent Transfers ...................     17
SECTION 5.05. Legally Binding Obligation; Power of Attorney; Personal Rights ........     17
SECTION 5.06. Right to Join in Sale..................................................     17
SECTION 5.07. Take along.............................................................     18

                                                                                     PAGE
                                    ARTICLE 6
                               REGISTRATION RIGHTS

SECTION 6.01. Piggyback Registrations ..........................................      19
SECTION 6.02. Demand Registration...............................................      20
SECTION 6.03. Registration Procedures...........................................      23
SECTION 6.04. Indemnification...................................................      26
SECTION 6.05. Contribution......................................................      29
SECTION 6.06. Rule 144..........................................................      30
SECTION 6.07. Other Provisions Regarding Registration Rights....................      30

                                    ARTICLE 7
                                   TERMINATION

SECTION 7.01. Certain Terminations .............................................      31

                                    ARTICLE 8
                                  MISCELLANEOUS

SECTION 8.01. Successors and Assigns............................................      31
SECTION 8.02. Amendment and Modification; Waiver of Compliance; Conflicts.......      31
SECTION 8.03. Notices ..........................................................      32
SECTION 8.04. Entire Agreement .................................................      33
SECTION 8.05. Injunctive Relief.................................................      33
SECTION 8.06. Inspection........................................................      33
SECTION 8.07. Headings..........................................................      33
SECTION 8.08. Recapitalizations, Exchanges, Etc., Affecting the
              Common Stock; New Issuances ......................................      34
SECTION 8.09. Right to Negotiate................................................      34
SECTION 8.10. CHOICE OF LAW.....................................................      34
SECTION 8.11. ARBITRATION.......................................................      34
SECTION 8.12. No Strict Construction............................................      35
SECTION 8.13. Counterparts......................................................      35

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

         AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of March 26, 1999, among (i) W-H Energy Services, Inc., a Texas corporation (the "COMPANY"),
(ii) W-H Investment, L.P. and W-H Investment II, L.P., each a Delaware limited partnership (collectively, "JORDAN"), (iii) the other existing stockholders of the Company that are signatories hereto (the "EXISTING STOCKHOLDERS") and (iv) DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership ("DLJMB") and the other DLJ Entities (as defined below).

                                   W I T N E S S E T H:

         WHEREAS, the Company, the Existing Stockholders and Jordan are parties to a Stockholders Agreement dated as of August 11, 1997 (the "1997 STOCKHOLDERS AGREEMENT");

         WHEREAS, the DLJ Entities are on the date hereof making an investment in the Company and its wholly owned subsidiary, Perf-O-Log, Inc., pursuant to a Subscription Agreement dated as of the date hereof among the Company, such subsidiary and the DLJ Entities (the "DLJ SUBSCRIPTION AGREEMENT");

         WHEREAS, as of the date hereof and after giving effect to the transactions contemplated by the DLJ Subscription Agreement, each party hereto acknowledges that it owns the Stock (as defined below) that is set forth opposite such party's name on Schedule A attached hereto;

         WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to provide consistent and uniform management for the Company and desire to enter into this Agreement, which shall amend and restate the 1997 Stockholders Agreement, in order to effectuate that purpose and to set forth their respective rights and obligations in connection with their investment in the Company; and

         WHEREAS, the parties hereto also desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of capital stock of the Company, including issued and outstanding shares of Common Stock that may be issued hereafter, and to provide for certain rights and obligations with respect thereto as hereinafter provided;

         NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                              CERTAIN DEFINITIONS

         SECTION 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

         "AFFILIATE" shall mean with respect to any Person, (a) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above, or with respect to any Stockholder, the Company; provided, that any Affiliate of a corporation shall be deemed an Affiliate of such corporation's stockholders. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than 5% of the outstanding shares of Voting Stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "AGREEMENT" shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

         "ARTICLES OF INCORPORATION" shall mean the Articles of Incorporation of the Company as in effect on the date hereof, and as hereafter from time to time amended, restated, modified or supplemented in accordance with the terms hereof and pursuant to applicable law.

         "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company, as duty constituted in accordance with this Agreement, or any committee thereof duly constituted in accordance with this Agreement, the By-laws and applicable law and duly authorized to make the relevant determination or take the relevant action. To the extent that the Board of Directors is required under this Agreement to authorize or approve, or make a determination in respect of a transaction between the Company, on the one hand, and a Stockholder, and/or a Stockholder's Affiliates, on the other hand, the Board of Directors shall be deemed to exclude such Stockholder, any of its Affiliates, and any of the directors, officers, employees, agents or representatives of such Stockholder and/or its Affiliates, who are members of the Board of Directors.

         "BY-LAWS" shall mean the By-Laws of the Company as amended and in effect on the date hereof, and as hereafter further amended or restated in accordance with the terms hereof and pursuant to applicable law.

         "CLASS A COMMON STOCK" shall mean the Class A Common Stock, par value $0.01 per share, of the Company.

         "CLASS B COMMON STOCK" shall mean the Class B Common Stock, par value $0.01 per share, of the Company.

         "COMMISSION" shall mean the Securities and Exchange Commission and any successor commission or agency having similar powers.

         "COMMON STOCK" shall mean the Class A Common Stock and the Class B Common Stock.

         "COMPANY" shall have the meaning specified in the preamble hereto.

         "DEMAND REGISTRATION" shall have the meaning specified in Section 6.02(a).

         "DLJ ENTITY" means each of DLJMB, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A, L.P., a Delaware limited partnership, DLJ EAB Partners, L.P., a Delaware limited partnership, UK Investment Plan 1997 Partners, a Delaware general partnership, DLJ ESC II L.P., a Delaware limited partnership, and DLJ First ESC L.P., a Delaware limited partnership.

         "DLJ INVESTORS" shall mean the DLJ Entities and any Permitted Transferee of any DLJ Entity who becomes a Stockholder in accordance with the terms hereof.

         "DLJMB" shall have the meaning specified in the preamble hereto.

         "DLJ SUBSCRIPTION AGREEMENT" shall have the meaning specified in the recitals hereto.

         "DLJ WARRANTS" means warrants to purchase up to 185,311 shares of Class A Common Stock issued to the DLJ Entities pursuant to the DLJ Subscription Agreement.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute then in effect, and a reference to a particular section thereof shall include a reference to the comparable section, if any, of such similar Federal statute.

         "EXISTING STOCKHOLDERS" shall have the meaning specified in the preamble hereto.

         "FIRST OFFER PRICE" shall have the meaning specified in Section 5.01
(a).

         "INSTITUTIONAL INVESTORS" shall mean the DLJ Investors and the Jordan Investors.

         "JORDAN" shall have the meaning specified in the preamble hereto.

         "JORDAN INVESTORS" shall mean Jordan and any Permitted Transferee of Jordan who becomes a Stockholder in accordance with the terms hereof.

         "JORDAN WARRANTS" shall mean the warrants exercisable for 37,812.5 shares of Common Stock issued to Jordan.

         "MANAGEMENT AGREEMENTS" shall mean the TJC Management Consulting Agreement and the TJC Transaction Advisory Agreement, each between TJC Management Corporation and the Company, as each such agreement is in effect in the date hereof.

         "MAXIMUM OFFERING SIZE" shall have the meaning specified in Section 6.02(e).

         "MCIT" shall mean MCIT PLC.

         "1997 STOCKHOLDERS AGREEMENT" shall have the meaning specified in the recitals hereto.

         "NOTES" shall mean the Senior Subordinated Notes due 2006 of Perf-o-Long, Inc. issued to DLJ Entities pursuant to the DLJ Subscription Agreement.

         "NOTICE OF EXERCISE" shall have the meaning specified in Section 5.01
(b).

         "NOTICE OF INTENTION" shall have the meaning specified in Section 5.01
(a).

         "OFFERED SHARES" shall have the meaning specified in Section 5.01.

         "PERCENTAGE OWNERSHIP" means, with respect to any Stockholder at any time, (i) the number of shares of Common Stock that such Stockholder beneficially owns (and (without duplication) has the right to acquire pursuant to any securities convertible into or exchangeable for Common Stock, stock appreciation rights or options, warrants and other irrevocable rights to purchase or subscribe for Common Stock or securities convertible into or exchangeable for Common Stock) at such time, divided by (ii) the total number of shares of Common Stock outstanding at such time and all shares described in the parenthetical in clause (i) of this definition.

         "PERMITTED TRANSFEREE" shall mean any Person to whom a Transfer of Stock is permitted to be made pursuant to clauses (a), (b) or (c) of Section
4.02 or Section 5.01.

         "PERSON" shall mean an individual or a corporation, association, partnership, joint venture, organization, business, trust, or any other entity or organization, including a government or any subdivision or agency thereof

         "PROPOSED PURCHASER" shall have the meaning specified in Section
5.06(b).

         "PUBLIC DISTRIBUTION" shall mean a Public Offering of Common Stock, at the conclusion of which the aggregate number of shares of Common Stock that have been sold to the public pursuant to one or more effective registration statements under the Securities Act equals at least 20% of the shares of Common Stock then outstanding (on a fully diluted basis) after giving effect to such sale and results in the Company receiving at least $20 million in gross proceeds from such sale.

         "PUBLIC OFFERING" shall mean a public offering and sale of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

         "PURCHASE OFFER" shall have the meaning specified in Section 5.06(b).

         "REGISTRABLE SECURITIES" shall mean the following:

         (a) all shares of Class A Common Stock outstanding on the date hereof and now or hereafter owned of record by any of the Institutional Investors; and

         (b) all shares of Class A Common Stock outstanding on the date hereof and now or hereafter owned of record by the Existing Stockholders; and

         (c) any shares of capital stock issued or issuable by the Company in respect of any shares of Common Stock referred to in the foregoing clauses (a) or (b) by way of a stock dividend or stock split or in connection with a combination or subdivision of shares, reclassification, recapitalization, merger, consolidation or other reorganization of the Company.

         As to any particular Registrable Securities that have been issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (ii) they shall have been sold in compliance with Rule 144 of the Commission, (iii) they shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not generally require their registration or qualification under the Securities Act or any similar state law then in force, or (iv) they shall have ceased to be outstanding.

         "REGISTRATION EXPENSES" shall mean any and all out-of-pocket expenses incident to the Company's performance of or compliance with Article 6 hereof, including, without limitation, all Commission, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees, all fees and expenses of complying with securities and blue sky laws (including the reasonable fees and disbursements of underwriters' counsel in connection with blue sky qualifications and NASD filings), all fees and expenses of the transfer agent and registrar for the Registrable Securities, all printing expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, and one firm of counsel (other than house counsel) retained by the Existing Stockholders if holding Registrable Securities being registered, one firm of counsel (other than in-house counsel) retained by the Jordan Investors holding Registrable Securities being registered and one firm of counsel (other than in-house counsel) retained by the DLJ Investors holding Registrable Securities being registered, but excluding underwriting discounts and commissions and applicable transfer and documentary stamp taxes, if any, which shall be borne by the seller of the securities in all cases.

         "SALE PROPOSAL" shall have the meaning specified in Section 5.01(a).

         "SECURITIES ACT" shall mean, as of any date, the Securities Act of 1933, as amended, or any similar federal statute then in effect, and in reference to a particular section thereof shall include a reference to the comparable section, if any, of any such similar federal statute and the rules and regulations thereunder.

         "SELLING DLJ STOCKHOLDERS" shall have the meaning specified in Section 6.02(a).

         "SELLING HOLDERS" shall have the meaning specified in Section 6.02(a).

         "SELLING INVESTORS" shall have the meaning specified in Section 5.07.

         "SELLING STOCKHOLDER" shall have the meaning specified in Section 5.01(a).

         "STOCK" shall mean the Common Stock, the Jordan Warrants, the DLJ Warrants and any options or warrants issued to employees or directors of the Company or any of its Subsidiaries.

         "STOCKHOLDER" shall mean any of Jordan, the DLJ Entities, the Existing Stockholders, and any Permitted Transferee of any such Person who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof.

         "SUBSIDIARY" shall mean as to any Person a corporation of which outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

         "UNDERWRITTEN OFFERING" shall mean an underwritten Public Offering.

         "VOTING STOCK" shall mean capital stock of the Company of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of corporate directors (or Persons performing similar functions), which as of the date hereof comprises only the Class A Common Stock.

         "VOTING STOCKHOLDER" shall mean a Stockholder who holds Voting Stock or retains, by proxy or otherwise, the power to vote Voting Stock.


                                   ARTICLE 2

                                   MANAGEMENT


         SECTION 2.01. Conduct of Business. The parties hereto confirm that it is their intention that the business and affairs of the Company shall be managed by its Board of Directors in the best interests of the Company and its Subsidiaries taken as a whole.

         SECTION 2.02. Registration of Common Stock. In the event of a Public Offering of the Company's Common Stock, each Voting Stockholder shall, at a meeting convened for the purpose of amending the Articles of Incorporation, vote to increase the number of authorized shares of Class A Common Stock and, if necessary, increase the number of issued and outstanding shares of Class A Common Stock, whether by stock split, stock dividend or otherwise, or change in its par value, as recommended by a majority of the members of the Board of Directors in order to facilitate such Public Offering.

         SECTION 2.03. No Conflict with Agreement. Each Voting Stockholder shall vote his shares of Voting Stock, and shall take all actions necessary, to ensure that the Articles of Incorporation and By-Laws do not, at any time, conflict with the provisions of this Agreement.

                                   ARTICLE 3

                              CORPORATE GOVERNANCE

         SECTION 3.0 1. Board of Directors. (a) The Stockholders hereby agree that at all times after the date hereof, the Board of Directors of the Company shall consist of not less than seven members, including the individuals described in this Section 3.01(a). Promptly after the date hereof, the Voting Stockholders shall take all actions necessary to elect, or to cause the Board of Directors to approve and appoint, the designees described below to be members of the Board of Directors, and such other members as may, consistent with this Agreement, be selected by the holders of Voting Stock from time to time outstanding:

                  (i) Four individuals designated by the beneficial owners of the majority of the shares of Class A Common Stock beneficially owned by the Jordan investors ("JORDAN DIRECTORS"), which Jordan Directors initially shall be John W. Jordan, II, David W. Zalaznick, Jonathan F. Boucher and J. Jack Watson;

                  (ii) Three individuals designated by the holders of a majority of the shares of Class A Common Stock held by the Existing Stockholders ("MANAGEMENT DIRECTORS"), which Management Directors initially shall be Kenneth T. White, Jr., Christopher Mills and Robert H. Whilden, Jr.; and

                  (iii) A number of individuals designated by DLJMB ("DLJ DIRECTORS"), which number shall be determined from time to time by DLJMB and shall not exceed the lowest number (rounded up to the nearest whole number) that would result in DLJ Directors representing, as a percentage of the total Board of Directors, at least the Percentage Ownership of the DLJ Investors; provided that so long as the DLJ Investors' Percentage Ownership is at least 10% or the DLJ Investors own at least $10 million in aggregate principal amount of Notes, DLJMB will be entitled to designate at least one director. Initially, DLJMB has determined to designate one director.

         (b) Each Voting Stockholder hereby agrees to vote all shares of Voting Stock owned or held of record by such Stockholder at each annual or special meeting of stockholders of the Company at which directors of the Company are to be elected, in favor of, or to take all actions by written consent in lieu of any such meeting as are necessary to cause, the election as members of the Board of Directors of those individuals described in Section 3.01 (a) in accordance with, and to otherwise effect the intent of, the provisions of Section 3.01(a).

         (c) The Company and each member of the Board of Directors shall execute a Directors Indemnification Agreement.

         (d) As long as there is only one DLJ Director and the DLJ Investors' Percentage Ownership is at least 10% or the DLJ Investors own at least $10 million in aggregate principal amount of Notes, DLJMB shall be entitled to designate one non-voting observer to attend meetings of the Board of Directors. The right of DLJMB to nominate DLJ Directors pursuant to Section 3.01 is not assignable.

         SECTION 3.02. Vacancies. In the event that a vacancy is created on the Board of Directors at any time by the death, disability, retirement, resignation or removal of any member of the Board of Directors, or for any other reason there shall exist or occur any vacancy on the Board of Directors, each Voting Stockholder hereby agrees to take such actions as will result in the election or appointment as a director of an individual designated or elected to fill such vacancy and serve as a director by the Stockholders that had designated or elected (pursuant to Section 3.01) the director whose death, disability, retirement, resignation or removal resulted in such vacancy on the Board of Directors (in the manner set forth in Section 3.01). In the interim from the time the vacancy is created until a new director is elected, (i) if the vacancy is for a Jordan Director, the remaining Jordan Directors may appoint a replacement to act as a director until a new director is duly elected, (ii) if the vacancy is for a DLJ Director, the remaining (or if none are remaining, the departing) DLJ Director(s) may appoint a replacement to act as a director until a new director is duly elected and (iii) if the vacancy is for a Management Director, the remaining Management Directors may appoint a replacement to act as a director until a new director is duly elected.

         SECTION 3.03. Covenant to Vote. Each Voting Stockholder hereby agrees to take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, an annual meeting (and when circumstances so require, a special meeting) of stockholders of the Company and to vote all shares of Voting Stock owned or held of record by such Voting Stockholder at any such meeting and at any other annual or special meeting of stockholders in favor of, or take all actions by written consent in lieu of any such meeting as may be necessary to cause, the election as members of the Board of Directors of those individuals so designated in accordance with, and to otherwise effect the intent of, this Article 3. In addition, each Voting Stockholder agrees to vote the shares of Voting Stock owned by such Stockholder upon any other matter arising under this Agreement submitted to a vote of the stockholders in such a manner as to implement the terms of this Agreement.

         SECTION 3.04. Significant Actions. As long as the DLJ Investors' Percentage Ownership is at least 10% or the DLJ Investors own at least $10 million in aggregate principal amount of Notes, the following actions shall require the approval of a majority of the disinterested directors then in office, including the approval of all DLJ Directors then in office:

         (a) the election, appointment or removal of the Chief Executive Officer of the Company; and

         (b) transactions or agreements (or the amendment or waiver of any terms thereof) between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Affiliate of the Company, on the other hand; provided that the foregoing will not apply to transactions that are expressly contemplated by the terms of any agreement with Jordan or its Affiliates (including the Management Agreements) or with Kenneth White as in effect on the date hereof, a copy of which has been furnished to the DLJ Entities.

                                   ARTICLE 4

                               TRANSFERS OF STOCK

         SECTION 4.01. Restrictions on Transfer. Each Stockholder agrees that such Stockholder will not, directly or indirectly, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment or pledge of) (collectively, for purposes of Articles 4 and 5 hereof only, a "TRANSFER") any Stock except (a) as provided in Section 4.02; (b) in accordance with Article 5; and (c) in an exchange of Common Stock of one class for Common Stock of another class in accordance with the Articles of Incorporation. In addition to the other restrictions noted in this Article 4, each Stockholder agrees that it will not, directly or indirectly, transfer any of its Stock except as permitted under the Securities Act and other applicable securities laws.

         SECTION 4.02. Exceptions to Restrictions. The provisions of Section
4.01 and Article 5 (other than Section 5.07) shall not apply to any of the following transfers:

         (a) In the case of Jordan, (i) from a Jordan partnership to any of its partners, (ii) from any Jordan Investor to the other Jordan Investors, and (iii) from any Jordan Investor to any trust solely for such Jordan Investor's benefit or the benefit of such Jordan Investor's spouse or children (as the case may be); provided, that such Jordan Investor acts as trustee and retains the sole power to direct the voting and disposition of such Stock; and provided, further, that each such Person including any such trust shall execute a counterpart of and become a party to this Agreement and shall agree in writing in form and substance satisfactory to the Company to be bound and becomes bound by the terms of this Agreement.

         (b) In the case of the Existing Investors, (i) among Existing Stockholders or from any Existing Stockholder to such Existing Stockholder's spouse or children or (ii) from any Existing Stockholder to any trust solely for such Existing Stockholder's benefit or the benefit of such Existing Stockholder's spouse or children; provided, that, in each case referred to above, such Existing Stockholder acts as trustee and retains the sole power to direct the voting and disposition of such Stock; and provided, further that each such Person including any such trust shall execute a counterpart of and become a party to this Agreement and shall agree in writing in form and substance satisfactory to the Company to be bound and becomes bound by the terms of this Agreement as a Stockholder.

         (c) In the case of any DLJ Investor, from any DLJ Investor to (i) any other DLJ Entity, (ii) any general or limited partner of any DLJ Entity (a "DLJ PARTNER"), and any corporation, partnership, Affiliated Employee Benefit Trust or other entity that is an Affiliate of any DLJ Partner (collectively, the "DLJ AFFILIATES"), (iii) any managing director, director, general partner, limited partner, officer or employee of any DLJ Entity or of any DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (iii) (collectively, the "DLJ ASSOCIATES"), (iv) a trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only DLJ Entities, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants or (v) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates under the terms of a voting trust; provided, that each such Person including any such trust shall execute a counterpart of and become a party to this Agreement and shall agree in writing in form and substance satisfactory to the Company to be bound and becomes bound by the terms of this Agreement as a Stockholder. "AFFILIATED EMPLOYEE BENEFIT TRUST" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

         (d) Pursuant to a merger or consolidation involving the Company or a sale of all or substantially all of the outstanding shares of Common Stock.

         (e) Pursuant to a Public Offering or an open market sale following a Public Offering in accordance with Rule 144 of the Commission.

         (f) Transfers by any Stockholders consisting of donations to charitable organizations.

         (g) Any pledge or hypothecation by any Stockholder, provided that the pledgee acknowledges this Agreement and agrees to be bound by and subject to its terms in the event of any Transfer of such pledged Stock resulting from such pledge or any foreclosure thereunder.

         (h) Any transfer of the DLJ Warrants to any transferee of the Notes.

         SECTION 4.03. Endorsement of Certificates. (a) Upon the execution of this Agreement, in addition to any other legend which the Company may deem advisable under the Securities Act and certain state securities laws, all certificates representing issued and outstanding Stock shall be endorsed at all times prior to any Public Distribution as follows:

         For Stock issued prior to the date hereof:

                           THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE
                  ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE SUBSCRIPTION AGREEMENT, DATED AUGUST 11, 1997, AMONG THE COMPANY AND CERTAIN INVESTORS THEREIN. REFERENCE ALSO IS MADE TO THE RESTRICTIVE PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS OF THE CORPORATION.

         For all Stock:

                           THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE
                  ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF AN AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF MARCH 26, 1999. COPIES OF THE ABOVE REFERENCED AGREEMENT(S) ARE ON FILE AT THE OFFICE OF THE COMPANY AT THE JORDAN COMPANY, 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

                           THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
                  NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT.

         (b) Except as otherwise expressly provided in this Agreement, all certificates representing Stock hereafter issued to or acquired by any of the Stockholders or their successors hereto shall bear the legends set forth above, and the Stock represented by such certificates shall be subject to the applicable provisions of this Agreement. The obligations of each party hereto shall be binding upon each transferee to whom Stock is transferred by any party hereto, whether or not such transfer is permitted under the terms of this Agreement, except for transfers described in Section 4.02(e) or Section 4.02(h). Prior to consummation of any transfer, except for transfers described in Section 4.02(e) or Section 4.02(h), such party shall cause the transferee to execute an agreement in form and substance reasonably satisfactory to the other parties hereto, providing that such transferee shall fully comply with the terms of this Agreement. Prompt notice shall be given to the Company and each Stockholder by the transferor of any transfer (whether or not to a Permitted Transferee) of any Stock.

         SECTION 4.04. Improper Transfer. Any attempt to transfer or encumber any Stock not in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its stock records.

         SECTION 4.05. Prohibition on Transfers to Competitors. Notwithstanding anything in this Agreement to the contrary, no DLJ Investor shall transfer in a private transaction any Stock or Notes to a direct competitor of a material portion of the Company's and its Subsidiaries' business, unless such transfer is approved by the Board of Directors.

                                    ARTICLE 5

            RIGHTS OF FIRST OFFER; RIGHT TO JOIN IN SALE; TAKE ALONG

         SECTION 5.01. Transfers by a Stockholder. (a) Except for transfers permitted by Sections 4.01 and 4.02, and transactions subject to Section 5.07, if at any time any Stockholder shall desire to sell any Stock owned by him or it (such Stockholder desiring to sell shares of such Stock being referred to herein as a "SELLING STOCKHOLDER"), then such Selling Stockholder shall deliver written notice of its desire to sell such Stock (a "NOTICE OF INTENTION"), accompanied by a copy of a proposal relating to such sale (the "SALE PROPOSAL"), to each of the other Stockholders and to the Company, setting forth such Selling Stockholder's desire to make such sale (which shall be for cash only), the number and class or type of Stock proposed to be transferred (the "OFFERED SECURITIES") and the price at which such Selling Stockholder proposes to sell the Offered Securities (the "FIRST OFFER PRICE") and other terms applicable thereto.

         (b) Upon receipt of the Notice of Intention, the Company and the other Stockholders shall then have the right to purchase at the First Offer Price and on the other terms specified in the Sale Proposal all or, subject to Section 5.01(d), any portion of the Offered Securities in the following order of priority:

                  (i) if the Selling Stockholder is an Existing Stockholder, the other Existing Stockholders shall have the first right to purchase the Offered Securities pro rata among those Existing Stockholders so electing on the basis of the respective number of shares of Common Stock owned or held as trustee by such Existing Stockholders (or in such other proportions as such Existing Stockholders may agree), then the Company shall have the second right to purchase the Offered Securities, then the Jordan Investors shall have the third right to purchase the Offered Securities pro rata among those of the Jordan Investors so electing on the basis of the respective numbers of shares of Common Stock owned by such Jordan Investors (or in such other proportion as such Jordan Investors may agree), and thereafter the DLJ Investors shall have the right to purchase the Offered Securities on a basis agreed to among those of the DLJ Investors so electing;

                  (ii) if the Selling Stockholder is a Jordan Investor, the other Jordan Investors shall have the first right to purchase the Offered Securities pro rata among those of the Jordan Investors so electing on the basis of the respective numbers of shares of Common Stock owned by such Jordan Investors (or in such other proportion as such Jordan Investors may agree), then the Company shall have the second right to purchase the Offered Securities, then the Existing Stockholders shall have the third right to purchase the Offered Securities pro rata among the Existing

Stockholders so electing to purchase on the basis of the respective numbers of shares of Common Stock owned by such Existing Stockholders (or in such other proportion as such other Existing Stockholders may agree), and thereafter the DLJ Investors shall have the right to purchase the Offered Securities on a basis agreed to among those of the DLJ Investors so electing; and

         (iii) if the Selling Stockholder is a DLJ Investor, the other DLJ Investors shall have the first right to purchase the Offered Securities on a basis agreed to among those of the DLJ Investors so electing, then the Company shall have the second right to purchase the Offered Securities, then the Jordan Investors shall have the third right to purchase the Offered Securities pro rata among those of the Jordan Investors so electing on the basis of the respective numbers of shares of Common Stock owned by such Jordan Investors (or in such other proportion as such Jordan Investors may agree) and thereafter the Existing Stockholders shall have the right to purchase the Offered Securities pro rata among the Existing Stockholders so electing to purchase on the basis of the respective numbers of shares of Common Stock owned by such Existing Stockholders (or in such other proportion as such other Existing Stockholders may agree).

         The rights of the Jordan Investors, the DLJ Investors, the Existing Stockholders and the Company pursuant to this Section 5.01(b) shall be exercisable by the delivery of notice to the Selling Stockholder (the "NOTICE OF EXERCISE"), within 30 calendar days from the date of delivery of the Notice of Intention. The Notice of Exercise shall state the total number of Offered Securities such Person is willing to purchase without regard to whether or not other Persons purchase any shares of the Offered Securities. A copy of such Notice of Exercise shall also be delivered to each other Stockholder. The rights of the Existing Stockholders, the DLJ Investors, the Jordan Investors and the Company pursuant to this Section 5.01(b) shall terminate if unexercised 30 calendar days after the date of delivery of the Notice of Intention.

         (c) In the event that any Person exercises its rights to purchase any or all of the Offered Securities in accordance with Section 5.01 (b), then the Selling Stockholder must sell the Offered Securities in accordance therewith within 30 calendar days from the date of delivery of the Notice of Exercise received by the Selling Stockholder.

         (d) Notwithstanding the foregoing provisions of this Section 5.01, unless the Selling Stockholder shall have consented to the purchase of less than all of the Offered Securities, no Stockholder or Stockholders nor the Company may purchase any Offered Securities hereunder unless all of the Offered Securities are to be so purchased.

         (e) For purposes of this Article 5, any Person who has failed to give notice of the election of an option hereunder within the specified time period will be deemed to have waived its rights on the day after the last day of such period.

         (f) Each Stockholder, solely in its capacity as a stockholder of the Company, agrees and acknowledges that the Company may purchase or acquire Common Stock pursuant to Section 5.01(b) hereof, and approves such purchases and acquisitions, and waives any objection or claim relating thereto, whether against the Company, the Board of Directors or otherwise.

         (g) Sections 5.01 through 5.05 shall terminate in all respects as to the DLJ Investors on and after the third anniversary of the date hereof.

         SECTION 5.02. Transfer of Offered Shares to Third Parties. If all notices required to be given pursuant to Section 5.01 have been duly given and the Stockholders and the Company do not exercise their respective options to purchase all of the Offered Securities at the First Offer Price and the Selling Stockholder does not desire to sell less than all the Offered Securities or if with the consent of the Selling Stockholder, the other Stockholders and the Company purchase less than all of the Offered Securities pursuant to the provisions hereof, then in either such event the Selling Stockholder shall have the right, subject to compliance by the Selling Stockholder with the provisions of Section 4.03(b) hereof, for a period of 120 calendar days from the earlier of
(a) the expiration of the option period pursuant to Section 5.01 with respect to such Sale Proposal or (ii) the date on which such Selling Stockholder receives notice from the other Stockholders and the Company that they will not exercise in whole or in part the options granted pursuant to Section 5.01, to sell to any third party which is not an Affiliate of, or related by consanguinity or marriage to, the Selling Stockholder the Offered Securities remaining unsold at a price of not less than the First Offer Price, and on the other terms specified in the Sale Proposal.

         SECTION 5.03. Purchase of Offered Shares. The consummation of any purchase and sale pursuant to Section 5.01 shall take place on such date, not later than 30 calendar days after the expiration of the option period pursuant to Section 5.01 with respect to such option, as the Selling Stockholder shall select. Prior to the consummation of any sale pursuant to Section 5.01, the Selling Stockholder shall comply with Section 4.03(b) hereof. Upon the consummation of any such purchase and sale, the Selling Stockholder shall deliver certificates evidencing the Offered Securities sold duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the purchaser duly executed by the Selling Stockholder free and clear of any liens, against delivery of the First Offer Price, payable in the manner specified in
Section 5.01 (a).

         SECTION 5.04. Waiting Period with Respect to Subsequent Transfers. In the event that the Stockholders and the Company do not exercise their options to purchase all of the Offered Securities, and the Selling Stockholder shall not have sold the remaining Offered Securities to a third party for any reason before the expiration, as applicable, of the 120-day period described in Section 5.02, then such Selling Stockholder shall not give another Notice of Intention pursuant to Section 5.01 for a period of 90 calendar days after the last day of such 120-day period.

         SECTION 5.05. Legally Binding Obligation; Power of Attorney; Personal Rights. (a) Subject to Section 5.01(a), making a written offer, giving or failing to give written notice within the stated period, accepting an offer or making a decision or election, in each case as provided in Section 5.01 or 5.02, shall create a legally binding obligation to buy or sell, or an obligation not to buy or sell, as the case may be, the subject Stock as provided in such
Section 5.01 or 5.02.

         (b) Subject to Section 5.01(a), each holder of Stock hereby appoints any executive officer of the Company as an attorney-in-fact for such holder with the power to execute such documents and take such other actions to provide for the transfer of Stock owned by such holder in accordance with this Article 5. Such executive officer is hereby authorized (i) to transfer such Stock on the books of the Company at the direction and without regard to the surrender of certificates or instruments representing such Stock held by such holder, and
(ii) to place on all certificates or instruments representing Stock a legend reflecting this authority to transfer such Stock.

         SECTION 5.06. Right to Join in Sale. (a) Anything in this Agreement to the contrary notwithstanding, if any Stockholder or group of Stockholders (other than any DLJ Investor) proposes, in a single transaction or a series of transactions during any six-month period (other than transfers to a Permitted Transferee pursuant to Section 4.02 and transactions subject to Section 5.07) to sell, dispose of or otherwise transfer 5% or more of the outstanding Common Stock or, if less than such amount, in the case of any Stockholder which owns Common Stock on the date hereof, 50% or more of its initial holdings of such interests in Common Stock, as the case may be (each a "DISPOSING STOCKHOLDER"), such person or group shall refrain from effecting such transaction unless, prior to the consummation thereof, each other Stockholder (but, in the case of any DLJ Investor, only if such Disposing Stockholder is a Jordan Investor or Kenneth White) shall have been afforded the opportunity to join in such sale of Common Stock on a pro rata basis, as hereinafter provided.

         (b) Prior to consummation of any proposed sale, disposition or transfer of shares of Common Stock described in Section 5.06(a), the Disposing Stockholder shall cause the person or group that proposes to acquire such shares

(the "PROPOSED PURCHASER") to offer (the "PURCHASE OFFER") in writing to each other Stockholder (but, in the case of any DLJ Investor, only if such Disposing Stockholder is a Jordan Investor or Kenneth White) to purchase shares of Common Stock owned by such Stockholder (regardless of whether the shares of Common Stock proposed to be sold by the Disposing Stockholders are the same class as the shares of Common Stock owned by such Stockholders), such that the number of shares of such Common Stock so offered to be purchased from such Stockholder shall be equal to the product obtained by multiplying the total number of shares of such Common Stock then owned by such Stockholder by a fraction, the numerator of which is the aggregate number of shares of Common Stock proposed to be purchased by the Proposed Purchaser from all Stockholders (including the Disposing Stockholder or Stockholders) and the denominator of which is the aggregate number of shares of Common Stock then outstanding. Such purchase shall be made at the highest price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase shares of Common Stock to be sold by the Disposing Stockholder or Stockholders. Each such Stockholder shall have 20 calendar days from the date of receipt of the Purchase Offer in which to accept such Purchase Offer, and the closing of such purchase shall occur within 30 calendar days after such acceptance or at such other time as such Stockholder and the Proposed Purchaser may agree. The number of shares of Common Stock to be sold to the Proposed Purchaser by the Disposing Stockholder or Stockholders shall be reduced by the aggregate number of shares of Common Stock purchased by the Proposed Purchaser from the other Stockholders pursuant to the acceptance by them of Purchase Offers in accordance with the provisions of this Section 5.06(b). In the event that a sale or other transfer subject to this Section 5.06 is to be made to a Proposed Purchaser who is not a Stockholder, the Disposing Stockholder shall notify the Proposed Purchaser that the sale or other transfer is subject to this Section 5.06 and shall ensure that no sale or other transfer is consummated without the Proposed Purchaser first complying with this Section
5.06. It shall be the responsibility of each Disposing Stockholder to determine whether any transaction to which it is a party is subject to this Section 5.06.

         SECTION 5.07. Take along. If at any time the Jordan Investors (such Jordan Investors being referred to in this Section 5.07 as the "SELLING INVESTORS") shall determine to sell or exchange (in a business combination or otherwise) two-thirds or more of the fully diluted shares of Common Stock in a bona fide arm's length transaction to an unaffiliated third party in which the same price per share shall be payable in respect of all shares of any class of the Common Stock, then, upon the written request of such Selling Investors, each other Stockholder shall be obligated to, and shall, if so requested by such third party, (a) exercise all DLJ Warrants held by such Stockholder, (b) sell, transfer and deliver or cause to be sold, transferred and delivered to such third party, all (but not less than all) of the shares of Common Stock owned by them (including Common Stock issued upon such mandatory exercise of the DLJ Warrants) at the same price per share (irrespective of class) and on the same terms as are applicable to the Selling Investors, and (c) if stockholder approval of the transaction is required, vote his, her or its shares of Voting Stock in favor thereof. The provisions of Sections 5.01 through 5.06 (excluding Section 5.05(b)) shall not apply to any transactions to which this Section 5.07 applies.

                                   ARTICLE 6

                              REGISTRATION RIGHTS

         SECTION 6,01. Piggyback Registrations. (a) If the Company at any time proposes to register any of its equity securities under the Securities Act (other than a registration on Form S-4 or S-8 or any successor or similar forms thereto or a registration of Warrants under the Notes Registration Rights Agreement (as defined in the DLJ Subscription Agreement)) whether or not for sale for its own account, on a form and in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act, it will give written notice to all the holders of Registrable Securities and DLJ Warrants promptly of its intention to do so, describing such securities and specifying the form and manner and the other relevant facts involved in such proposed registration (including, without limitation, (x) whether or not such registration will be in connection with an Underwritten Offering of Registrable Securities and, if so, the identity of the Managing Underwriter and whether such offering will be pursuant to a "best efforts" or "firm commitment" underwriting and (y) the price (net of any underwriting commissions, discounts and the like) at which the Registrable Securities are reasonably expected to be sold). Upon the written request of any such holder delivered to the Company within 30 calendar days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use best efforts to effect the registration under the Securities Act of all of the Registrable Securities that the Company has been so requested to register; provided, however, that:

                  (i) If, at any time after giving such written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder who made a request as hereinabove provided and thereupon the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights, of the DLJ Investors to request that such registration be effected as a registration under Section 6.02.

                  (ii) If such registration involves an Underwritten Offering, all holders requesting to be included in the Company's registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company.

         (b) The Company shall not be obligated to effect any registration of Registrable Securities under this Section 6.01 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans.

         (c) The Registration Expenses incurred in connection with each registration of Registrable Securities requested pursuant to this Section 6.01 shall be paid by the Company.

         (d) If a registration pursuant to this Section 6.01 involves an Underwritten Offering and the managing underwriter advises the issuer that, in its opinion, the number of securities proposed to be included in such registration should be limited due to market conditions, then the Company will include in such registration (i) first, the securities the Company proposes to sell and (ii) second, the number of Registrable Securities requested by holders thereof to be included in such registration that, in the opinion of such managing underwriter, can be sold, such amount to be allocated among all such holders of Registrable Securities pro rata on the basis of the respective number of Registrable Securities each such holder has requested to be included in such registration.

         (e) In connection with any Underwritten Offering with respect to which holders of Registrable Securities shall have requested registration pursuant to this Section 6.01, the Company shall have the right to select the managing underwriter with respect to the offering; provided, that such managing underwriter is reasonably acceptable to the holders of a majority of the Registrable Securities requested to be sold in such Underwritten Offering.

         Section 6.02. Demand Registration. (a) If the Company shall receive a written request by DLJMB pursuant to this Section 6.02, on behalf of the DLJ Investors (any such Person, a "SELLING DLJ STOCKHOLDER"), that the Company effect the registration under the Securities Act of all or a portion of such Selling DLJ Stockholder's Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give written notice of such requested registration (a "DEMAND REGISTRATION") at least 5 days prior to the anticipated filing date of the registration statement relating to such Demand

Registration to the other Stockholders and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

         (i) the Registrable Securities which the Company has been so requested to register by the Selling DLJ Stockholders; and

         (ii) all other Registrable Securities of the same type as that to which the request by the Selling DLJ Stockholders relates which any other Stockholder entitled to request the Company to effect a registration pursuant to Section 6.01 (all such Stockholders, together with the Selling DLJ Stockholders, the "SELLING HOLDERS") has requested the Company to register by written request received by the Company within 2 days (one of which shall be a Business Day) after the receipt by such Selling Holders of such written notice given by the Company, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that, subject to Section 6.02(d) hereof, the Company shall not be obligated to effect (A) more than two Demand Registrations for the DLJ Investors pursuant to this Section 6.02, (B) any Demand Registration unless the Registrable Securities to be sold (1) have an aggregate fair market value equal to or in excess of $20 million or (2) represent at least 50% of the Registrable Securities then held by the DLJ Investors, and (C) any Demand Registration until the earlier of (x) the third anniversary of the date hereof and (y) six months after an initial Public Offering (unless the underwriters thereof require a longer period). In no event will the Company be required to effect more than one Demand Registration within any 180-day period.

         (b) Promptly after the expiration of the 2-day period referred to in
Section 6.02(a)(ii) hereof, the Company will notify all the Selling Holders to be included in the Demand Registration of the other Selling Holders and the number of Registrable Securities requested to be included therein. The Selling DLJ Stockholders requesting a registration under Section 6.02(a) may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Selling Holders, by providing a written notice to the Company revoking such request, in which case such request, so revoked, shall be considered a Demand Registration unless such revocation arose out of the fault of the Company or an adverse development in the Company's business or unless the participating Stockholders reimburse the Company for the reasonable out-of-pocket expenses incurred by the Company in connection with such registration, in which case such request shall not be considered a Demand Registration.

         (c) The Company will pay all Registration Expenses in connection with any Demand Registration.

         (d) A registration requested pursuant to this Section 6.02 shall not be deemed to have been effected (i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Selling Holders included in such registration have actually been sold thereunder); provided that if after any registration statement requested pursuant to this Section 6.02 becomes effective (x) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (y) less than 75% of the Registrable Securities included in such registration statement has been sold thereunder, such registration statement shall not be considered a Demand Registration, or (ii) if the Maximum Offering Size (as defined below) is reduced in accordance with Section 6.02(e) such that less than 75% of the Registrable Securities of the Selling DLJ Stockholders sought to be included in such registration are included.

         (e) If a Demand Registration involves an Underwritten Offering and the managing underwriter shall advise the Company and the Selling DLJ Stockholders that, in its view, (i) the number of shares of Registrable Securities requested to be included in such registration (including any securities which the Company proposes to be included which are not Registrable Securities) or (ii) the inclusion of some or all of the shares of Registrable Securities owned by the Selling Holders, in any such case, exceeds the largest number of shares which can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the "MAXIMUM OFFERING SIZE"), the Company will include in such registration, in the priority listed below, up to the Maximum Offering Size:

                  (1) first, all Registrable Securities requested to be registered by the parties requesting such Demand Registration;

                  (2) second, all Registrable Securities requested to be included in such registration by any other Selling Holder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Selling Holders on the basis of the relative number of Registrable Securities so requested to be included in such registration); and

                  (3) third, any securities proposed to be registered by the Company.

         (f) Upon written notice to each Selling DLJ Stockholder, the Company may postpone effecting a registration pursuant to this Section 6.02 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (i) an investment banking firm of recognized national standing shall advise the Company and the Selling DLJ Stockholders in writing that effecting the registration would materially and adversely affect an offering of securities of such Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company believes, in its reasonable judgment, would not be in the best interests of the Company.

         (g) In connection with any Demand Registration, the Company shall appoint the underwriter or underwriters chosen by DLJMB. The Company acknowledges that such underwriters may include Donaldson, Lufkin & Jenrette Securities Corporation.

         SECTION 6.03. Registration Procedures. (a) If and whenever the Company is required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in Sections 6.01 and 6.02, the Company will, as expeditiously as possible:

                  (i) Prepare and, in any event within 90 calendar days after the end of the period within which requests for registration may be given to the Company, file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statements to become and remain effective; provided, that in the case of a registration provided for in Section
         6.01 or Section 6.02, before filing a registration statement or prospectus or any amendments or supplements thereof, the Company will furnish to counsel selected by the Jordan Investors and counsel selected by the DLJ Investors (in each case, only if they are selling Registered Securities) copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel; and, provided, further, that the Company may discontinue any registration of its securities that is being effected pursuant to
         Section 6.01 at any time prior to the effective date of the registration statement relating thereto.

                  (ii) Prepare and file with the Commission such amendments (including post-effective amendments) and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period as may be requested by the Jordan Investors or the DLJ Investors (in each case, only if they are selling Registered Securities) not exceeding nine months and to comply with the provisions of the Securities Act with respect to the disposition of all Common Stock covered by such registration statement during such period in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement.

                  (iii) Furnish to each holder of Registrable Securities covered by the registration statement and to each underwriter, if any, of such Registrable Securities, such number of copies of a prospectus and preliminary prospectus for delivery in conformity with the requirements of the Securities Act, and such other documents, as such Person may reasonably request, in order to facilitate the public sale or other disposition of the Registrable Securities.

                  (iv) Use its best efforts to register or qualify such Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition of the Registrable Securities owned by such seller, in such jurisdictions, except that the Company shall not for any such purpose be required (A) to qualify to do business as a foreign corporation in any jurisdiction where, but for the requirements of this Section 6.03(a)(iv), it is not then so qualified, or (B) to subject itself to taxation in any such jurisdiction, or (C) to take any action which would subject it to general or unlimited service of process in any such jurisdiction where it is then so subject.

                  (v) Use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

                  (vi) Immediately notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period mentioned in Section 6.03(a)(ii), if the Company becomes aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such seller, deliver a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (vii) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, in each case as soon as practicable, but not later than 45 calendar days after the close of the period covered thereby (90 calendar days in case the period covered corresponds to a fiscal year of the Company), an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Securities Act.

                  (viii) Use its best efforts in cooperation with the underwriters to list such Registrable Securities on each securities exchange as they may reasonably designate.

                  (ix) In the event the offering is an Underwritten Offering, use its best efforts to obtain a "cold comfort" letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by such letters as (i) the Jordan Investors or the DLJ Investors (in each case, only if they are selling Registered Securities) or (ii) the sellers of a majority of any class of such Registrable Securities (excluding shares being sold by the Jordan Investors or the DLJ Investors) reasonably request.

                  (x) Execute and deliver all instruments and documents (including in an Underwritten Offering an underwriting agreement in customary form) and take such other actions and obtain such certificates and opinions as (i) the Jordan Investors or the DLJ Investors (in each case, only if they are selling Registered Securities) or (ii) sellers of a majority of any class of such Registrable Securities (excluding shares being sold by the Jordan Investors or the DLJ Investors) reasonably request in order to effect an Underwritten Offering of such Registrable Securities.

         (b) each holder of Registrable Securities will, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 6.03(a)(vi), forthwith discontinue disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.03(a)(vi).

         (c) If a registration pursuant to Section 6.01 or Section 6.02 involves an Underwritten Offering, each holder of Registrable Securities agrees, whether or not such holder's Registrable Securities are included in such registration, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, or of any security convertible into or exchangeable or exercisable for any Registrable Securities (other than as part of such Underwritten Offering), without the consent of the managing underwriter, during a period commencing seven calendar days before and ending 90 calendar days (or such lesser number as the managing underwriter shall designate) after the effective date of such registration.

         (d) If a registration pursuant to Section 6.01 or Section 6.02 involves an Underwritten Offering, the Company agrees, if so required by the managing underwriter, not to effect any public sale or distribution of any of its equity or debt securities, as the case may be, or securities convertible into or exchangeable or exercisable for any of such equity or debt securities, as the case may be, during a period commencing seven calendar days before and ending 180 calendar days after the effective date of such registration, except for such Underwritten Offering or except in connection with a stock option plan, stock purchase plan, savings or similar plan, or an acquisition, merger or exchange offer.

         (e) If a registration pursuant to Section 6.01 involves an Underwritten Offering, any holder of Registrable Securities requesting to be included in such registration may elect, in writing, prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration, unless such holder has agreed with the Company or the managing underwriter to limit its rights under this Section 6.03.

         (f) It is understood that in any Underwritten Offering in addition to any shares of Common Stock (the "INITIAL SHARES") the underwriters have committed to purchase, the underwriting agreement may grant the underwriters an option to purchase up to a number of additional shares of authorized but unissued shares of Common Stock (the "OPTION SHARES") equal to 15% of the initial shares (or such other maximum amount as the NASD may then permit), solely to cover over-allotments. Shares of Common Stock proposed to be sold by the Company and the other sellers pursuant to Section 6.01 shall be allocated between initial shares and option shares as agreed or, in the absence of agreement, pursuant to Section 6.01(d). The number of initial shares and option shares to be sold by requesting holders shall be allocated pro rata among all such holders on the basis of the relative number of shares of Registrable Securities each such holder has requested to be included in such registration.

         SECTION 6.04. Indemnification. (a) In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 6.01 or

Section 6.02, the Company will, and it hereby agrees to, indemnify and hold harmless, to the extent permitted by law, each seller of any Registrable Securities covered by such registration statement, its directors and officers or general and limited partners, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act, as follows:

                  (i) against any and all loss, liability, claim, damage or expense whatsoever arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein not misleading;

                  (ii) against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

                  (iii) against any and all expense reasonably incurred by them in connection with investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity does not apply to any loss, liability, claim, damage or expense to the extent arising out of an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information published to the Company by or on behalf of any such seller or underwriter expressly for use in the preparation of any registration statement (or any amendment thereto) or any preliminary prospectus or prospectus (or any amendment or supplement thereto); and provided, further, that the Company will not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, under the indemnity agreement in this Section 6.04(a) with respect to any preliminary prospectus or final prospectus or final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling Person results from the fact that such underwriter sold Registrable Securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, general or limited partner, investment advisor or agent, underwriter or controlling Person and shall survive the transfer of such securities by such seller.

         (b) The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with
Section 6.01 or Section 6.02, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities or any underwriter, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6.04(a)) the Company with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. In that event, the obligations of the Company and such sellers pursuant to this Section 6.04 are to be several and not joint; provided, however, that with respect to each claim pursuant to this Section, the Company shall be liable for the full amount of such claim, and each such seller's liability under this Section 6.04 shall be limited to an amount equal to the net proceeds (after deducting the underwriting discount and expenses) received by such seller from the sale of Registrable Securities held by such seller pursuant to this Agreement.

         (c) Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding involving a claim referred to in this Section 6.04, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 6.04, except to the extent (not including any such notice of an underwriter) that the indemnifying party is actually prejudiced any such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim (in which case the indemnifying party shall not be liable for the fees and expenses of more than one firm of counsel for a majority of the sellers of Registrable Securities, one firm of counsel selected by the DLJ Investors and one firm of counsel selected by the Jordan Investors, or more than one firm of counsel for the underwriters in connection with any one action or separate but similar or related actions), the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similar notified, to the extent that it may wish with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof.

         (d) The Company and each seller of Registrable Securities shall provide for the foregoing indemnity (with appropriate modifications) in any underwriting agreement with respect to any required registration or other qualification of securities under any federal or state law or regulation of any governmental authority.

         SECTION 6.05. Contribution. In order to provide for just and equitable contribution in circumstances under which the indemnity contemplated by Section
6.04 is for any reason not available, the parties required to indemnify by the terms thereof shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Company, any seller of Registrable Securities and one or more of the underwriters, except to the extent that contribution is not permitted under
Section 11(f) of the Securities Act. In determining the amounts which the respective parties shall contribute, there shall be considered the relative benefits received by each party from the offering of the Registrable Securities (taking into account the portion of the proceeds of the offering realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission and any other equitable considerations appropriate under the circumstances. The Company and each Person selling securities agree with each other that no seller of Registrable Securities shall be required to contribute any amount in excess of the amount such seller would have been required to pay to an indemnified party if the indemnity under Section 6.04(b) were available. The Company and each such seller agree with each other and the underwriters of the Registrable Securities, if requested by such underwriters, that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation (even if the underwriters were treated as one entity for such purpose) or for the underwriters' portion of such contribution to exceed the percentage that the underwriting discount bears to the initial public offering price of the Registrable Securities. For purposes of this Section 6.05, each Person, if any, who controls an underwriter within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such underwriter, and each director and each officer of the Company who signed the registration statement, and each Person, if any, who controls the Company or a seller of Registrable Securities within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company or a seller of Registrable Securities, as the case may be.

         SECTION 6.06. Rule 144. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information), and it will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

         SECTION 6.07. Other Provisions Regarding Registration Rights. Notwithstanding anything to the contrary in any previous agreement or security, the Company shall have no obligations to any Stockholder with respect to the registration of any Stock, except as provided in this Agreement.

                                   ARTICLE 7

                                  TERMINATION

         SECTION 7.01. Certain Terminations.

         (a) The provisions of Articles 3, 4 and 5 shall terminate on the date on which any of the following events first occurs: (i) a Public Distribution,
(ii) a merger or consolidation of the Company with or into another Person that is not an Affiliate of the Company, as a result of which the Stockholders own less than 51% of the outstanding shares of Voting Stock of the surviving or resulting corporation, or (iii) the sale or other disposition of all or substantially all the assets of the Company to a Person that is not an Affiliate of the Company.

         (b) Notwithstanding the foregoing, this Agreement shall in any event terminate with respect to any Stockholder when such Stockholder no longer owns any Stock.

                                   ARTICLE 8

                                  MISCELLANEOUS

         SECTION 8.01. Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and assigns of the parties hereto. No Stockholder may assign any of its rights hereunder to any Person other than a transferee that has complied with the requirements of Sections 4.02 and 5.03 (if applicable) as provided therein in all respects. The Company may not assign any of its rights hereunder to any Person other than an Affiliate of the Company. Except as provided in this Agreement, if any transferee of any Stockholder shall acquire any Stock, in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

         SECTION 8.02. Amendment and Modification; Waiver of Compliance; Conflicts. (a) This Agreement may be amended only by a written instrument duly executed by (i) holders of a majority of the shares of Common Stock and Jordan Warrants held by the Jordan Investors, (ii) holders of a majority of the DLJ

Warrants (or the underlying shares of Common Stock) and (iii) the holders of a majority of the shares of Voting Stock owned by the Existing Stockholders. In the event of the amendment or modification of this Agreement in accordance with its terms, the Stockholders shall cause the Board of Directors of the Company to meet within 30 calendar days following such amendment or modification or as soon thereafter as is practicable for the purpose of adopting any amendment to the Articles of Incorporation and By-Laws of the Company that may be required as a result of such amendment of modification to this Agreement, and, if required, proposing such amendments to the Stockholders entitled to vote thereon, and the Stockholders agree to vote in favor of such amendments.

         (b) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         (c) In the event of any conflict between the provisions of this Agreement and the provisions of any other agreement, the provisions of this Agreement shall govern and prevail.

         SECTION 8.03. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent By first class mail), or first class mail, or other similar means of communication, as follows:

                  (i) If to the Company or any Jordan Investor (other than
         MCIT), addressed to the Company or to such Jordan Investor c/o The Jordan Company, 767 Fifth Avenue, New York, New York 10153, Attention:
         Jonathan F. Boucher;

                  (ii) If to MCIT, addressed to MCIT, 767 Fifth Avenue, New York, New York 10153, Attention: James E. Jordan;

                  (iii) If to any DLJ investor, addressed to such DLJ Investor c/o DLJ Merchant Banking Partners II, L.P., 277 Park Avenue, New York, New York 10172, Attention: Nicole Arnaboldi, Ivy Dodes;

                  (iv) If to any other Stockholder, to the address of such Stockholder set forth in the stock records of the Company.

or, in each case, to such other address or telex or telecopy number as such party may designate in writing to each Stockholder and the Company by written notice given in the manner specified herein.

         All such communications shall be deemed to have been given, delivered or made when so delivered by hand or sent by telex (answer back received) or telecopy, or five business days after being so mailed.

         SECTION 8.04. Entire Agreement. (a) Effective on the date hereof, this Agreement shall amend and restate the 1997 Stockholders Agreement.

         (b) This Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject transactions contemplated hereby and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to this subject matter. The Company represents to the Stockholders that the rights granted to the holders hereunder do not in any way conflict with and are not inconsistent with the rights granted or obligations accepted under any other agreement (including the Certificate of Incorporation) to which the Company is a party. Neither the Company nor any Subsidiary of the Company will hereafter enter into any agreement with respect to its equity or debt securities which is inconsistent with the rights granted to the holders of Registrable Securities or any Stockholder under this Agreement without obtaining the prior written consent of the Stockholder or holder of Registrable Securities whose rights would be thereby affected.

         SECTION 8.05. Injunctive Relief. The Stockholders acknowledge and agree that a violation of any of the terms of this Agreement will cause the Stockholders irreparable injury for which an adequate remedy at law is not available. Therefore, the Stockholders agree that each Stockholder shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any Stockholder from committing any violations of the provisions of this Agreement.

         SECTION 8.06. Inspection. For so long as this Agreement shall be in effect, this Agreement shall be made available for inspection by any Stockholder at the principal executive offices of the Company.

         SECTION 8.07. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.08. Recapitalizations, Exchanges, Etc., Affecting the Common Stock; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock, to any and all equity securities of the Company (or securities of any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity securities) and shall be appropriately adjusted for any stock dividends, splits. reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

         SECTION 8.09. Right to Negotiate. Subject to the terms of this Agreement and approval of the Board of Directors, nothing in this Agreement (apart from Article 5 hereof) shall be deemed to restrict or prohibit the Company from purchasing Stock from any Stockholder at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and such Stockholder, whether or not at the time of such purchase, circumstances exist which specifically grant the Company the right to purchase, or such Stockholder the right to sell, Stock pursuant to the terms of this Agreement.

         SECTION 8.10. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NONBREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE.

         SECTION 8.11. ARBITRATION. THE STOCKHOLDERS WAIVE THEIR RIGHTS, IF ANY, TO JURY TRIAL IN RESPECT TO ANY DISPUTE OR CLAIMS BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION ANY CLAIM UNDER THE SECURITIES ACT, THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, ANY OTHER STATE OR FEDERAL LAW RELATING TO SECURITIES OR FRAUD OR BOTH, THE RACKETEER INFLUENCED AND CORRUPT ORGANIZATIONS ACT, AS AMENDED, OR FEDERAL OR STATE COMMON LAW, AND ANY SUCH DISPUTE OR CLAIMS SHALL BE SUBMITTED TO, AND RESOLVED

EXCLUSIVELY PURSUANT TO, ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN NEW YORK, NEW YORK, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF NEW YORK. DECISIONS AS TO FINDINGS OF FACT AND CONCLUSIONS OF LAW PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES, SUBJECT TO CONFIRMATION, MODIFICATION OR CHALLENGE PURSUANT TO 9 U.S.C. SECTIONS 1 ET SEQ. ANY FINAL AWARD SHALL BE ENFORCEABLE AS A JUDGMENT OF A COURT OF RECORD.

         SECTION 8.12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

         SECTION 8.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written



                                        W-H ENERGY SERVICES, INC.

                                        By:   /s/ JOHNATHAN BOUCHER
                                            -----------------------------
                                            Name:  Johnathan Boucher
                                            Title:


                                        W-H INVESTMENT, L.P.

                                        By: W-H INVESTMENT GP, L.L.C.


                                        By:    /s/ JOHNATHAN BOUCHER
                                            -----------------------------
                                            Name:  Johnathan Boucher
                                            Title:


                                        W-H INVESTMENT II, L.P.

                                        By: W-H INVESTMENT GP, L.L.C.


                                        By: /s/
                                            -----------------------------
                                            Name:
                                            Title:


                                        DLJ MERCHANT BANKING PARTNERS II, L.P.

                                        By: DLJ MERCHANT BANKING II, INC.,
                                             Managing General Partner


                                        By: /s/ REID S. PERPER
                                            -----------------------------
                                            Name:   Reid S. Perper
                                            Title:  Principal

                                        DLJ MERCHANT BANKING PARTNERS
                                          II-A, L.P.

                                        By: DLJ MERCHANT BANKING II, INC.,
                                             Managing General Partner


                                        By: /s/ REID S. PERPER
                                            -----------------------------
                                            Name:   Reid S. Perper
                                            Title:  Principal


                                        DLJ OFFSHORE PARTNERS II, C.V.

                                        By: DLJ MERCHANT BANKING II, INC.,
                                             Managing General Partner

                                        By: /s/ REID S. PERPER
                                            -----------------------------
                                            Name:   Reid S. Perper
                                            Title:  Principal


                                        DLJ DIVERSIFIED PARTNERS, L.P.

                                        By: DLJ DIVERSIFIED PARTNERS, INC.,
                                             Managing General Partner


                                        By: /s/ IVY DODES
                                            -----------------------------
                                            Name:   IVY DODES
                                            Title:  Vice President


                                        DLJ DIVERSIFIED PARTNERS-A, L.P.

                                        By: DLJ DIVERSIFIED PARTNERS, INC.,
                                             Managing General Partner


                                        By: /s/ IVY DODES
                                            -----------------------------
                                            Name:   IVY DODES
                                            Title:  Vice President

                                        DLJMB FUNDING II, INC.

                                        By: DLJMB Funding, Inc.


                                        By: /s/ IVY DODES
                                            -----------------------------
                                            Name:   IVY DODES
                                            Title:  Vice President


                                        DLJ MILLENNIUM PARTNERS, L.P.

                                        By: DLJ MERCHANT BANKING II, INC.,
                                             Managing General Partner


                                        By: /s/ REID S. PERPER
                                            -----------------------------
                                            Name:   Reid S. Perper
                                            Title:  Principal


                                        DLJ MILLENNIUM PARTNERS-A, L.P.

                                        By: DLJ MERCHANT BANKING II, INC.,
                                             Managing General Partner


                                        By: /s/ REID S. PERPER
                                            -----------------------------
                                            Name:   Reid S. Perper
                                            Title:  Principal


                                        DLJ EAB PARTNERS, L.P.

                                        By: DLJ LBO PLANS MANAGEMENT
                                             CORPORATION, General Partner


                                        By: /s/ IVY DODES
                                            -----------------------------
                                            Name:   IVY DODES
                                            Title:  Vice President

                                          UK INVESTMENT PLAN 1997 PARTNERS

                                          By: UK INVESTMENT PLAN 1997
                                               PARTNERS, INC., General Partner


                                          By: /s/ IVY DODES
                                             -----------------------------------
                                             Name: IVY DODES
                                             Title: Vice President


                                          DLJ ESC II L.P.

                                          By: DLJ LBO PLANS MANAGEMENT
                                               CORPORATION, as General Partner


                                          By: /s/ IVY DODES
                                             -----------------------------------
                                             Name: IVY DODES
                                             Title: Vice President


                                          DLJ FIRST ESC L.P.

                                          By: DLJ LBO PLANS MANAGEMENT
                                               CORPORATION, General Partner


                                          By: /s/ IVY DODES
                                             -----------------------------------
                                             Name: IVY DODES
                                             Title: Vice President

                                        EXISTING STOCKHOLDERS:



                                        /s/ KENNETH T. WHITE, JR.
                                        ---------------------------------
                                            Kenneth T. White, Jr.


                                        WITHAM MANAGEMENT CORP.


                                        By:    /s/ CHRISTOPHER MILLS
                                            -----------------------------
                                            Name:  Christopher Mills
                                            Title:

                                        BANK OF SCOTLAND NOMINEES LTD.
                                         For The Account of NASCIT


                                        By:    /s/ CHRISTOPHER MILLS
                                            -----------------------------
                                            Name:  Christopher Mills
                                            Title: